Exhibit 5.1

Hogan Lovells (Luxembourg) LLP 52, Boulevard Marcel Cahen L-1311 Luxembourg Grand Duchy of Luxembourg T +352 26 4 26 0 F +352 26 4 26 999 www.hoganlovells.com

23 October 2019

Millicom International Cellular S.A. 2, rue du Fort Bourbon L-1249 Luxembourg Grand Duchy of Luxembourg (the "Addressee")	Pierre Reuter Office Managing Partner pierre.reuter@hoganlovells.com D +35226426201 Our ref 202248

Dear Sirs,

We have acted as Luxembourg legal advisers to Millicom International Cellular S.A., a public limited liability company (société anonyme) incorporated in the Grand Duchy of Luxembourg, having its registered office at 2, rue du Fort Bourbon, L-1249 Luxembourg, Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies' Register (the "Companies' Register") under number B40630 (the "Company"), in connection with the Company’s Registration Statement on Form S-8 (the "Registration Statement") being filed on or around the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to the offer by the Company of up to 5,000,000 of the 101,739,217 existing common shares of the Company, having a par value of one United States dollar and fifty cents (USD 1.50), to the Company's eligible employees under and in accordance with the terms and conditions of the Company's long-term incentive performance share program and deferred short-term incentive share program (together, the "Program"), which are to be allotted upon settlement of performance based awards under the Plans (as defined in the Registration Statement) adopted under the Program (the "Shares").

Documents Examined

1.	For the purpose of giving this opinion, we have examined:

(a)	the following opinion document:

(i)	the Registration Statement;

(b)	the following corporate documents (the "Corporate Documents"):

(i)	an electronic copy of the consolidated articles of association (statuts coordonnés) of the Company dated 7 January 2019 (the "Articles");

(ii)	an electronic copy of an excerpt from the Companies' Register dated 23 October 2019 pertaining to the Company (the "Excerpt");

Hogan Lovells (Luxembourg) LLP is a limited liability partnership registered in England and Wales with registered number OC350977. Registered office: Atlantic House, Holborn Viaduct, London EC1A 2FG. Hogan Lovells (Luxembourg) LLP is registered with the Luxembourg bar. Hogan Lovells (Luxembourg) LLP is an affiliated business of Hogan Lovells International LLP, a limited liability partnership registered in England and Wales.

"Hogan Lovells" is an international legal practice that includes Hogan Lovells International LLP and Hogan Lovells US LLP and their affiliated businesses, with offices in: Alicante Amsterdam Baltimore Beijing Birmingham Boston Brussels Colorado Springs Denver Dubai Dusseldorf Frankfurt Hamburg Hanoi Ho Chi Minh City Hong Kong Houston Johannesburg London Los Angeles Luxembourg Madrid Mexico City Miami Milan Minneapolis Monterrey Moscow Munich New York Northern Virginia Paris Perth Philadelphia Rome San Francisco São Paulo Shanghai Silicon Valley Singapore Sydney Tokyo Warsaw Washington, D.C. Associated Offices: Budapest Jakarta Riyadh Shanghai FTZ Ulaanbaatar Zagreb. Business Services Centers: Johannesburg Louisville. Legal Services Center: Berlin.

The word "partner" is used to describe a partner or member of Hogan Lovells International LLP, Hogan Lovells US LLP or any of their affiliated entities or any employee or consultant with equivalent standing. Certain individuals, who are designated as partners, but who are not members of Hogan Lovells International LLP, do not hold qualifications equivalent to members. For more information about Hogan Lovells, the partners and their qualifications, see www.hoganlovells.com.

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(iii)	an electronic copy of a certificate issued by the Companies' Register certifying that as of 22 October 2019 no judicial decision has been registered in the Companies' Register as per article 13, items 2 to 12, and article 14 of the law of 19 December 2002, as amended, regarding the Companies' Register, as well as the accounting and the annual accounts of companies, according to which any of the judicial procedures referred to in said articles (including bankruptcy (faillite), controlled management (gestion contrôlée), composition with creditors (concordat préventif de la faillite) and reprieve from payment (sursis de paiement) would be applicable to the Company (the "Non-bankruptcy Certificate");

(v)	a confirmation certificate issued by the Company with respect to certain factual matters, dated 5 May 2019 (the "Confirmation Letter"); and

(vi)	a copy of the shareholder register of the Company, as annexed to the Confirmation Letter, evidencing that a total of 101,739,217 common shares of the Company have been issued (the "Shareholder Register").

2.	In giving this opinion, we have relied, without further enquiry, on our examination of the Registration Statement and the Corporate Documents as set forth above. We have not examined any other documents or records nor made any enquiries or searches. We have not been involved in drafting, structuring or negotiating the Registration Statement.

Save for the examination of the Registration Statement and the Corporate Documents, we have not conducted any due diligence of any nature with regard to any party (including the Company).

Except for those matters of Luxembourg law which are specifically addressed in this opinion, we express no opinion or view on the Registration Statement or the transaction contemplated by it, including (without limitation) whether the Registration Statement and the transaction contemplated by it is effective to achieve commercial, accounting, tax and/or other objectives.

Scope of Opinion

3.	This opinion is given only with respect to Luxembourg law in force at the date hereof. No opinion is expressed or implied as to the laws of any other territory, or as to matters of fact. We do not undertake to revise, update or amend this opinion in connection with or to notify or inform you of, any developments and/or changes under Luxembourg law subsequent to the date hereof.

This opinion and all non-contractual obligations arising out of or in connection with this opinion shall be governed by and construed in accordance with Luxembourg law and the competent Courts of Luxembourg-City shall have the exclusive jurisdiction thereon.

In this opinion Luxembourg legal concepts are expressed in English terms and not in their French or German terms and these concepts may not be identical to the concepts described by the English terms as they exist under the laws of foreign jurisdictions. In the event of a conflict or inconsistency between legal terms or concepts, the relevant expression shall be deemed to refer exclusively to Luxembourg legal concepts and we accept no liability for such conflict or inconsistency.

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This opinion is strictly limited to the matters expressly set forth in Section 6 below. Unless otherwise specifically stated herein, we do not express any opinion on (i) public international law or on the rules promulgated under or by any treaty or treaty organisation, except insofar as such rules are directly applicable in Luxembourg, (ii) any registration, duties required in connection with the entry into the Registration Statement, (iii) tax matters or (iv) regulatory law, accounting law and/or as to the consequences thereof. Our liability (including that of our partners or employees) in respect of this opinion letter is limited to the assets of Hogan Lovells (Luxembourg) LLP (including insurances but excluding the private assets of partners or employees).

Benefit of Opinion

4.	This opinion is addressed to the Addressee and consent is given for the filing of this opinion as an exhibit to the Registration Statement.

Assumptions

5.	This opinion is subject to the following assumptions:

(a)	All original documents relied on or referred to herein are authentic and complete and all signatures and seals thereon are genuine and the persons purported to have signed have in fact signed; all documents provided to us as photocopies, facsimile, transmitted copies or other copies (including those transmitted to us electronically or obtained from a website) conform to the original documents to which they relate and the above assumption regarding original documents and the signatures and seals thereon apply.

(b)	The directors and the authorised persons of the Company had the legal capacity (capacité légale) when executing any acts in relation to the Registration Statement.

(c)	The Corporate Documents and the information therein are complete, accurate and up-to-date as of the date when the Registration Statement is filed as well as of the date hereof.

(d)	All representations made by the Company as to matters of fact in the Confirmation Letter were correct, complete and up-to-date of the date of the Confirmation Letter and are still correct, complete and up-to-date as of the date hereof.

(e)	There are no provisions of the laws of any jurisdiction other than Luxembourg that would adversely affect the opinions expressed in this legal opinion.

(f)	There have been no amendments to the Corporate Documents.

(g)	The Shareholder Register is true, accurate and up to date.

(h)	The issuance of the Shares has been enacted by a Luxembourg public notary in accordance with Luxembourg law.

(i)	The Company is not subject to bankruptcy (faillite), composition with creditors (concordat préventif de faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement).

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(j)	The place of central administration (siège de l'administration centrale), the place of effective management (siège de direction effective) and (for the purposes of the Council Regulation (EC) N° 2015/848 of 20 May 2015 on insolvency proceedings, the "Insolvency Regulation") the centre of main interest (centre des intérêts principaux) of the Company are located at the place of its registered office (siège statutaire) in Luxembourg and the Company does not have any establishment (within the meaning of the Insolvency Regulation) outside Luxembourg.

(k)	All shareholders of the Company being in the same situation are being treated equally (including in relation to provision of information to shareholder by the Company).

(l)	The entry into, the filing and the performance of the offer under the Registration Statement is in the corporate interest of the Company.

(m)	The requirements of any applicable law in respect of the offering and/or listing and admission to trading of the Shares of the Company on the actual date of the offering and/or listing and admission to trading have been, will be and will remain fulfilled.

(n)	All formalities and requirements of the laws of any relevant state (other than Luxembourg), and of any regulatory authority therein, applicable to the execution, delivery and enforceability of the Registration Statement have been or will be duly complied with.

Opinion

6.	Based on the foregoing and subject to the qualifications set out below and to any matters not disclosed to us, we are of the following opinion:

(a)	Status, capacity

The Company is a company incorporated and existing under Luxembourg law as a société anonyme.

(b)	Shares

The Shares have been validly issued, are fully paid up and non-assessable.

Qualifications

7.	This opinion is subject to the following qualifications:

7.1	Our opinion as regards validity of the issuance of the Shares is subject to the limitations resulting from bankruptcy (faillite), insolvency, liquidation (liquidation), reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganisation or similar Luxembourg or foreign laws and other laws of general application affecting creditors’ rights, including to the extent applicable, any pre-insolvency proceeding.

7.2	In this opinion "non-assessable" means, in relation to the Shares, that the holder of such shares will have no obligation to payments to the company or its creditors, other than the share purchase price and provided that the Shares are fully paid in. Such principle is reflected in article 410-1 (1) of the Luxembourg law of 10 August 1915, on commercial companies, as amended (the "Companies Act") which indicates: "a société anonyme is a company whose capital is divided into shares and which is formed of one or more persons who only contribute to a specific amount. (...)."

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7.3	The information contained in the Corporate Documents does not constitute conclusive evidence of the facts reflected therein. The Corporate Documents of or with respect to the Company (including notably the notice of a bankruptcy or a dissolution resolution, notice of appointment of a liquidator, insolvency receiver or similar officer) may not be held immediately at the Companies' Register and there may be a delay in the relevant document to appear on the file of the Company with the Companies' Register.

7.4	We express no opinion as to the correctness or completeness, at all relevant times, of any warranty or representation given by the Company (expressly or impliedly) under or by virtue of the Registration Statement.

7.5	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Registration Statement.

7.6	We have not considered and do not opine on whether the Registration Statement complies with any public offering of securities and/or stock exchange listing and/or any securities laws disclosure requirements.

7.7	We express no opinion on any applicable licensing or similar requirements.

7.8	We express no opinion on the applicability of the Regulation (EU) No 648/2012 of the European Parliament and of the Council of 4 July 2012 on OTC Derivatives, central counterparties and trade repositories or any delegated or implanting regulations (together the "EMIR Regulations").

7.9	Article 1200-1 of the Companies Act provides that the Luxembourg district court (Tribunal d'Arrondissement) dealing with commercial matters, may, at the request of the public prosecutor (Procureur d'Etat), order the dissolution and the liquidation of any company governed by Luxembourg law which seriously contravenes the provisions of the Companies Act, the Luxembourg Commercial Code or any other law governing commercial companies (such as the obligations to file its annual accounts within the legally determined timeframe), the assessment of which is left to the discretion of the competent courts.

Yours faithfully

HOGAN LOVELLS (LUXEMBOURG) LLP

represented by

/s/ Pierre Reuter

Pierre Reuter

Office Managing Partner